EXHIBIT 99.3

ANTEC
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2850 West Golf Road, Suite 600
Rolling Meadows, Illinois 60008
Tel: (847) 439-4444
Fax: (847) 439-8527


                * * * FOR IMMEDIATE RELEASE * * *

CONTACTS:      James A. Bauer           Harold C. Tamburro
               ANTEC Corporation        TSX Corporation
               Senior Vice President    CFO
               (847) 439-4444           (915) 543-4815


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                ANTEC AND TSX CORPORATION ANNOUNCE
                       DEFINITIVE AGREEMENT
                ----------------------------------

     ROLLING MEADOWS, ILLINOIS and EL PASO, TEXAS (OCTOBER 28,
1996) -- ANTEC Corporation (NASDAQ:ANTC) and TSX Corporation (NASDAQ:TSXX) today announced that they have executed a definitive agreement whereby ANTEC Corporation will merge with TSX Corporation. Under the terms of the transaction, TSX Corporation shareholders will receive 1.00 share of ANTEC Corporation stock for each share of TSX Corporation stock that they own.

     As previously announced, it is contemplated that the transaction will be tax-free for TSX Corporation shareholders and will be accounted for as a pooling of interests. Both companies' boards of directors have approved the transaction and, subject to shareholder approval and satisfaction of other conditions, the transaction should be effective early in 1997. TeleCommunications, Inc. (NASDAQ:TCOMA) which owns approximately 40% of TSX Corporation's outstanding shares and Anixter International Inc. (NYSE:AXE) which owns approximately 31% of ANTEC Corporation outstanding shares, have agreed that, subject to certain conditions, they will vote their shares in favor of the merger.

     "TSX Corporation will provide ANTEC with new products that extend ANTEC's capabilities to deliver all of the products and services that information service providers need to build and operate broadband communications systems," said John Egan,

ANTEC's President and Chief Executive Officer. "In addition, this combination with TSX Corporation will provide expanded access to international markets and TSX's state-of-the-art manufacturing facilities in Juarez, Mexico will greatly enhance ANTEC's existing electronic product design and manufacturing activities. In a similar manner, ANTEC's strong presence in both domestic and international markets will provide additional sales opportunities for TSX products."

     "Our products and market position are very complementary to ANTEC's product and service offerings," said William Lambert, TSX Corporation President and CEO. "We believe that this combination will make ANTEC the leader in high quality, low cost products for the broadband transport industry."

     ANTEC Corporation (http://www.antec.com) is an international communication technology company headquartered in Rolling Meadows, IL with major offices in Atlanta and Denver. ANTEC specializes in the design and engineering of hybrid fiber/coax
(HFC) architectures used in today's broadband networks and the engineering, manufacturing, product development and distribution of products for these networks.

     Headquartered in El Paso, Texas, TSX Corporation
(http://www.tsx.com), through its Texscan subsidiary, is a leading manufacturer of CATV fiber optic and RF distribution electronics and electronic advertising insertion equipment.

     The forward looking statements in this report are subject to a number of factors that may cause actual results to differ materially. Such factors include acceptance of product under cancelable orders, performance of new products, ability to deliver new products in a timely and profitable manner, developments and competition in customers' markets, general economic conditions, availability and cost of capital, other demands and opportunities for capital (such as acquisitions), regulatory developments, and other factors more fully described in their companies' reports to the Securities and Exchange Commission, including their reports on Form 10K.

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